Exhibit 10.2
LOAN AGREEMENT

AGREEMENT entered into on May 23, 2005, between Michael J. Spector and Margaret D. Spector (herein-after referred to collectively as the “Lenders”), and Margo Caribe, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter referred to as the “Borrower”). This Agreement covers the terms and conditions upon which the Lenders may make a loan to the Borrower. Such terms and conditions are the following:

1.	Purpose of Loan.

1.1    Subject to the terms and conditions contained herein, the Lenders agree to make a loan to the Borrower in the amount of THREE MILLION DOLLARS ($3,000,000) to be used by the Borrower to repay outstanding obligations to the Borrowers under one or more outstanding promissory notes.

2.	Commitment; Making of Loan, Interest and Repayment and Fees.

2.1    Commitment.  The Lenders agree, on the terms and conditions hereinafter set forth, to make one advance to the Borrower (the “Loan”) in an aggregate principal amount of THREE MILLION DOLLARS ($3,000,000) (the “Commitment”) for the purpose set forth in Section 1.1 hereof. The Lenders shall make the amounts available under the Commitment on one single borrowing on the date hereof. Amounts borrowed hereunder will not be available for reborrowing by the Borrower.

2.2    Loan; Interest and Repayment.  The Loan from the Lenders to the Borrower shall be evidenced by a promissory note of the Borrower payable to the order of the Lenders in the form of Exhibit A hereto (the “Note”). The Loan evidenced by the Note shall bear interest from its date until full payment of the unpaid principal balance thereof at an annual rate equal to the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank’s base or prime rate. Interest due on the Note shall be payable monthly in arrears on the first day of each month, commencing on June 1, 2005 and on the date on which such Note is paid in full.

   The Note shall have a maturity of May 1, 2010. The aggregate principal amount of the Note shall be payable in sixty (60) consecutive monthly installments on the first day of each month, with fifty-nine (59) equal consecutive monthly installments of EIGHT THOUSAND THREE THIRTY-THREE DOLLARS WITH THIRTY-THREE CENTS ($8,333.33) each, commencing on June 1, 2005, and a balloon payment on the sixtieth (60th) and final installment of TWO MILLIONS FIVE HUNDRED DOLLARS WITH TWENTY CENTS ($2,500,000.20); provided, however, that the last such principal repayment installment shall be in the amount necessary to repay in full the unpaid principal amount of the Loan and all amounts outstanding hereunder, unless otherwise agreed to in writing by the parties.

2.3    Payments and Computations.  The Borrower shall make each payment hereunder, under the Note not later than 12:00 noon (San Juan, Puerto Rico time) on the day when due in lawful money of the United States of America to the Lenders at the address referred to in Section 5.4 in immediately available funds. All computations of interest under the Note and fees payable hereunder shall be made by the Lenders on the basis of a year of 360 days, for the actual number of days occurring in the period for which such interest is payable.

2.4    Payments on Non-Business Days.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. The term “Business Day” means any day of the year that is not a Saturday, Sunday or other day on which commercial banks in Puerto Rico are authorized or required by law to remain closed.

3.	Prepayment.

3.1    At its option, the Borrower may at any time and from time to time prepay the Note in whole or in part upon at least five (5) Business Days’ written notice to the Lenders specifying the date of the proposed prepayment and the amount thereof.

3.2    At the time of making each such prepayment pursuant to the provisions of this Section 3, the Borrower shall pay to the Lenders accrued interest thereon to the date of such prepayment. Prepayment shall be made without premium or penalty.

3.3    Prepayments described in this Section shall be applied as follows: (A) first, to all accrued and unpaid interest due under the Note to the date of such prepayment and (B) second, to the principal installments set forth in Section 2.2, in inverse order of their maturities.

4.	Events of Default.

4.1    The following occurrences shall be considered events of default (each an “Event of Default”) hereunder:

            4.1.1  The Borrower or any Loan Party shall fail to pay, when due, any principal of or interest on the Loan or any other amount payable by the Borrower under this Agreement, or the Note; or

4.1.2  The Borrower or any other Loan Party shall become insolvent or unable to pay its debts as they mature, or shall file a voluntary petition in bankruptcy, or a voluntary petition seeking reorganization, or to effect a plan or other arrangement with creditors, or shall file an answer consenting to, or take any other action indicating acquiescence in, an involuntary petition pursuant to, or purporting to be pursuant to, any bankruptcy, reorganization or insolvency law of any jurisdic-tion, or shall be adjudged a bankrupt or insolvent by any court of competent jurisdiction, or shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or shall apply for, or consent to the appointment of any receiver or trustee for it or for a substantial part of its property; or

4.1.3  An order shall be entered and shall not be dis-missed or stayed within thirty (30) days from its entry pursuant to, or purporting to be pursuant to, any bankruptcy, reorgani-zation or insolvency law of any jurisdiction, approving an involuntary petition seeking reorganization, or to affect a plan or other arrangement with creditors of the Borrower or any other Loan Party, or appointing any receiver or trustee for the Borrower or any other Loan Party or for a substantial part of the property of the Borrower or any other Loan Party; or

4.2    Upon the occurrence of an Event of Default, the Lenders may, by notice to the Borrower (i) declare the Note, all interest thereon and all other amounts payable under the Note and this Agreement and all other obligations of the Borrower under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) exercise any or all other rights and remedies existing at law or equity or by statute under the laws of Puerto Rico, including, without limitation, the right to seek specific performance and the rights and remedies of a secured creditor; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code as described in Sections 4.1.2 and 4.1.3, the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

5.	Miscellaneous.

5.1    No Waiver. No delay or failure of the Lenders, or of any holder of the Note in the exercise of any right, power or privilege hereunder, or under the terms of the Note, shall affect such right, power or privilege; nor shall any single or partial exercise thereof, nor any event, abandonment or discontinuance of steps to enforce such right, power or privilege, preclude any further exercise thereof, or of any other right, power or privilege.

5.2    Remedies. The rights and remedies of the Lenders hereunder are cumulative and not exclusive of any right or remedy which it would otherwise have.

5.3    Amendments, Etc. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement, or of any provision or condition of this Agreement must be in writing, and shall be effective only to the extent in such writing specifically set forth.

5.4    Notices. All notices, statements, requests and demands given to or made upon the Borrower in accordance with the provisions of this Agreement shall be deemed to have been given or made when delivered in person or deposited in the mails addressed as follows:

If to Borrower at:

Margo Caribe, Inc.
Road 690, Kilometer 5.8
Vega Alta, Puerto Rico 00692

Attention: Juan B. Medina

If to the Lenders at:

Mr. and Mrs. Michael J. Spector
Call Box 1370
Dorado, P.R. 00646-1370

5.5    Governing Law; Successors and Assigns. This agreement and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the Commonwealth of Puerto Rico. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, provided, however, that this Agreement shall not be assigned by the Borrower without the prior written consent of the Lenders.

5.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written.

MARGO CARIBE, INC

By:	/s/ Juan B. Medina
Name: Juan B. Medina
Title: President & COO

By:	/s/ Michael J. Spector
Name: Michael J. Spector

By:	/s/ Margaret D. Spector
Name: Margaret D. Spector

EXHIBIT A

PROMISSORY NOTE

$3,000,000	Due Date: May 1, 2010
Vega Alta, Puerto Rico

FOR VALUE RECEIVED, MARGO CARIBE, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Maker”), hereby unconditionally promises to pay to the order of Michael J. Spector and Margaret D. Spector (collectively the “Holders”), at the principal office of the maker located at Road 690, K.M. 5.8, Vega Alta, Puerto Rico, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of THREE MILLION DOLLARS ($3,000,000), in lawful money of the United States of America with in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement dated May 23, 2005, between the Maker and the Holders (the “Loan Agreement”) interest thereon to be computed from the date of this Note until satisfaction thereof at a fluctuating rate of interest equal to the Prime Rate. The entire principal balance of this Note shall be due and payable on May 1, 2010 (the “Maturity Date”). Interest shall be paid on a monthly basis on the first day of each month commencing on June 1, 2005. For purposes of this Note, “Prime Rate” shall mean at any time the fluctuating rate of interest announced publicly from time to time by Citibank, N.A., in New York as its “Prime”, “Base” or “Reference” Rate.

The principal balance of this Note may be prepaid in whole or in part prior to the Maturity Date without premium or penalty.

The Maker shall pay all reasonable costs and expenses incurred by or on behalf of the Holders in connection with the Holders’ exercise of any or all of their rights and remedies under this Note, including reasonable attorneys’ fees and expenses.

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of the Maker or the Holders, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

The Maker (and the undersigned representative of the Maker) represents that it has full power, authority and legal right to execute and deliver this Note and that this Note constitutes the valid and binding obligations of the Maker.

This Note is subject to and shall be construed under the laws of the Commonwealth of Puerto Rico. The undersigned acknowledges receipt of a true and exact copy of this Note.

In Vega Alta, Puerto Rico, on this 23 day of May, 2005.

MARGO CARIBE, INC

By:	/s/ Juan B. Medina
Name: Juan B. Medina
Title: President & COO

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